Registration Statement no. 333-134553
Dated August 5, 2008
Rule 424(b)(2)

PROSPECTUS SUPPLEMENT

(To prospectus dated May 30, 2006 and

prospectus supplement dated May 30, 2006)

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

YEELDS®

YIELD ENHANCED EQUITY LINKED DEBT SECURITIES

PERFORMANCE LINKED TO THE VALUE OF THE LEAST PERFORMING COMMON STOCK IN A BASKET OF COMMON STOCKS

The following terms will generally apply to certain notes that Lehman Brothers Holdings Inc. will sell from time to time using this YEELDS prospectus supplement (the “YEELDS prospectus supplement”) and the accompanying prospectus supplement dated May 30, 2006 relating to Lehman Brothers Holdings Inc.’s Medium-Term Notes, Series I (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”). Lehman Brothers Holdings Inc. will include information on the specific terms for each series of notes in a pricing supplement to this YEELDS prospectus supplement that Lehman Brothers Holdings Inc. will deliver to prospective buyers of the notes.

Securities offered: Yield Enhanced Equity Linked Debt Securities of Lehman Brothers Holdings Inc. (each, a “YEELDS” or a “note,” and, in the aggregate, the “YEELDS” or the “notes”).

Basket: The basket will be composed of common stocks (“index stocks”) of two or more index stock issuers specified in the relevant pricing supplement. As used in this YEELDS prospectus supplement, the term “common stock” includes other types of equity securities, including American Depositary Shares (or “ADSs”).

Principal amount: As specified in the relevant pricing supplement.

Stated maturity date: As specified in the relevant pricing supplement, subject to postponement if the valuation date is postponed.

Coupon payments: Lehman Brothers Holdings Inc. will make coupon payments to you on the dates and at the rate per year specified in the relevant pricing supplement.

Valuation date: As specified in the relevant pricing supplement, subject to postponement if a market disruption event occurs or if such day is not a scheduled trading day.

Determination period: As specified in the relevant pricing supplement.

Equity cap price: As specified in the relevant pricing supplement.

Initial values: With respect to each index stock, as specified in the relevant pricing supplement.

Denominations: As specified in the relevant pricing supplement.

Ranking: Senior unsecured debt securities of Lehman Brothers Holdings Inc.

Payments prior to maturity: Unless otherwise specified in the relevant pricing supplement, the YEELDS will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings Inc. or of the holder.

Payment at maturity: At maturity, Lehman Brothers Holdings Inc. will pay to you, per YEELDS, in addition to any accrued but unpaid coupon payments, the lesser of:

(1)	the conversion value of the index stock having the lowest conversion value from among the index stocks included in the basket (the “least performing index stock”); and

(2)	the equity cap price

As a result, the amount you receive at maturity will not exceed the equity cap price.

Conversion value: Unless otherwise specified in the relevant pricing supplement, the conversion value with respect to an index stock will be the product of the adjusted closing price of the index stock on the valuation date and the conversion ratio specified for such index stock in the relevant pricing supplement. The conversion values may be adjusted under certain circumstances, as described herein.

As a result, the amount you receive at maturity will be less than the principal amount if the conversion value of the least performing index stock is less than the product of the initial value and conversion ratio with respect to the least performing index stock and in any event will not exceed the equity cap price. You will not receive any payment at maturity (other than any accrued but unpaid coupon payments) if the conversion value of the least performing index stock is zero.

Stock settlement: The relevant pricing supplement will specify whether Lehman Brothers Holdings Inc. has the option of paying the amount due at maturity in shares of the least performing index stock (and any other equity securities used in the calculation of its conversion value) or in cash, whether the holder of a YEELDS has the option of electing stock settlement at maturity or whether stock settlement at maturity is mandatory.

Other terms: You should review “Description of the YEELDS” and the relevant pricing supplement for other terms that apply to your YEELDS. If any information in the relevant pricing supplement is inconsistent with this YEELDS prospectus supplement, the MTN prospectus supplement or the base prospectus, you should rely on the information in the relevant pricing supplement.

Investing in the YEELDS involves risks. Risk Factors begin on page SS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this YEELDS prospectus supplement or any accompanying MTN prospectus supplement or base prospectus is true or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings Inc., makes a market in Lehman Brothers Holdings Inc. securities. It may act as principal or agent in, and this YEELDS prospectus supplement, the accompanying MTN prospectus supplement and the base prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

August 5, 2008

“YEELDS” is a registered trademark of Lehman Brothers Inc.

You should rely only on the information contained or incorporated by reference in this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus, and any relevant pricing supplement or free writing prospectus. Any free writing prospectus should be read in conjunction with this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus and any other prospectus supplement referred to therein. We have not, and the agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement, as well as information we have filed or will file with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document or other date referred to in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Summary Information — Q&A	SS-3
Risk Factors	SS-7
Use of Proceeds and Hedging	SS-13
Description of the YEELDS	SS-14
Index Stock Information	SS-23
United States Federal Income Tax Consequences	SS-24
Book-Entry Issuance	SS-28
Supplemental Plan of Distribution	SS-29

MTN Prospectus Supplement

Risk Factors	S-4
Description of the YEELDS	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this YEELDS prospectus supplement, the MTN prospectus supplement and the base prospectus to help you understand the YEELDS. You should carefully read this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus and the relevant pricing supplement to understand fully the terms of the YEELDS and the tax and other considerations that are important to you in making a decision about whether to invest in the YEELDS. You should pay special attention to the “Risk Factors” section beginning on page SS-7 to determine whether an investment in the YEELDS is appropriate for you.

In this YEELDS prospectus supplement, references to the “base prospectus” mean the accompanying prospectus, as supplemented by the accompanying MTN prospectus supplement. References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of the series of YEELDS that you purchase.

What are the YEELDS?

The YEELDS will be a series of senior debt of Lehman Brothers Holdings Inc. whose value will be tied to the performance of the least performing index stock in a basket of two or more index stocks. See “Index Stock Information.” The YEELDS will rank equally with all other unsecured debt of Lehman Brothers Holdings Inc., except subordinated debt, and will mature on the date specified in the relevant pricing supplement, unless the applicable valuation date is postponed.

What payments will I receive on the YEELDS before maturity?

The coupon rate, the coupon payment dates and the related record dates will be specified in the relevant pricing supplement. If any coupon payment date is not a business day, you will receive payment on the following business day unless that day falls in the next calendar month, in which case payment will be made on the first preceding day which is a business day.

Unless otherwise specified in the relevant pricing supplement, the YEELDS will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings Inc. or of the holder. If the relevant pricing supplement provides for a redemption or repurchase feature, the details of such redemption or repurchase feature will be specified in the relevant pricing supplement.

What will I receive if I hold the YEELDS until the stated maturity date?

At maturity, Lehman Brothers Holdings Inc. will pay you, per YEELDS, in addition to accrued but unpaid coupon payments, the lesser of:

•	the conversion value of the least performing index stock; and

•	the equity cap price.

The amount due at maturity may be paid in shares of the least performing index stock, as described below under “What is the stock settlement option?” The relevant pricing supplement will specify whether Lehman Brothers Holdings Inc. has the option to settle the YEELDS at maturity with shares of the least performing index stock (and any other equity security used in the calculation of its conversion value), whether the holders of the YEELDS have the option of electing stock settlement at maturity or whether stock settlement at maturity is mandatory.

The payment on the stated maturity date may be postponed if the valuation date is postponed, as described below under “Description of the YEELDS—Conversion value”. Unless otherwise specified in the relevant pricing supplement, the valuation date for purposes of the payment on the stated maturity date is the fifth business day prior to the stated maturity date.

The equity cap price will be specified in the relevant pricing supplement.

How will the conversion values of index stocks included in the basket be calculated?

Unless otherwise specified in the relevant pricing supplement, the conversion value with respect to an index stock will be the product of the adjusted closing price of the index stock on the valuation date and the conversion ratio specified for such index stock in the relevant pricing supplement. The conversion values may be adjusted under certain circumstances, as described under “—What changes will be made to the conversion values.”

The conversion value of the least performing index stock must be greater than the product of the initial value of the least performing index stock and its conversion ratio for you to receive more than the principal amount per YEELDS. The amount you receive at maturity may be less than the principal amount. In addition, you may, under certain circumstances, receive less than the amount you would otherwise receive if Lehman Brothers Holdings Inc. pays the amount due at maturity in shares of the least performing index stock, as described below under “What is the stock settlement option?”

The initial values and conversion ratios with respect to the index stocks included in the basket will be specified in the relevant pricing supplement.

If the calculation agent determines that a market disruption event has occurred with respect to any index stock included in the basket on the valuation date or if such day is not a scheduled trading day, the valuation date will be postponed and the conversion values of each index stock included in the basket will, subject to certain limitations, be based on their respective adjusted closing prices on the next succeeding scheduled trading day on which no market disruption event with respect to any index stock included in the basket occurs. Any such postponement of the valuation date will cause the payment you receive to be postponed by a number of business days equal to the number of scheduled trading days by which the valuation date is postponed. The conversion values used to identify the least performing index stock and determine the payment at maturity will also include any other equity securities or any cash received by a holder of the index stocks as a result of transactions, events or occurrences as described below. See “Description of the YEELDS—Adjustments to multipliers and to securities included in the calculation of conversion values” for details.

The relevant pricing supplement will contain examples of how the conversion value of the least performing index stock in the basket will be determined and calculated.

What changes will be made to the conversion values?

Changes will be made to the conversion value of an index stock included in the basket if the index stock issuer with respect to such index stock or other issuers whose securities are included in the calculation of the conversion value of such index stock engage in certain transactions and to reflect certain events affecting such securities, such as stock splits, stock dividends and similar occurrences. For example, if an index stock issuer is not the surviving entity in a merger, its common stock will be removed from the calculation of the conversion value and the conversion value with respect to such original index stock will then include the common stock of the successor entity or cash received in the merger plus any accrued interest. Also as an example, if an index stock issuer distributes the common stock of a subsidiary to shareholders, the value of the subsidiary’s common stock will then be added, subject to further adjustments resulting from other transactions and events, to the adjusted closing price of such index stock. See “Description of the YEELDS—Adjustments to multipliers and to securities included in the calculation of conversion values.”

What is the stock settlement option?

The relevant pricing supplement will specify whether and under what circumstances stock settlement at maturity will be available. Unless otherwise specified in the relevant pricing supplement, if and to the extent stock settlement is available, Lehman Brothers Holdings Inc. will pay the amount due at maturity, subject to the following paragraph, by delivering to you a number of shares of the least performing index stock having a value on the valuation date that is equal to the lesser of (a) the conversion value of the least performing index stock and (b) the equity cap price. Upon the occurrence of certain events, or if the least performing index stock issuer is involved in certain transactions, the number of shares of the least performing index stock to be delivered may be adjusted and Lehman Brothers Holdings Inc. may deliver, in lieu of or in addition to the least performing index stock, cash and any other equity securities used in the calculation of the conversion value of the least performing index stock, all as described below under “Description of the YEELDS—Adjustments to multipliers and to securities included in the calculation of conversion values.” If the calculations above result in fractional shares, Lehman Brothers Holdings Inc. will pay cash to you in an amount equal to the value of the fractional shares based upon the closing price of the least performing index stock or such other equity securities on the valuation date.

If Lehman Brothers Holdings Inc. determines that it is prohibited from delivering shares of the least performing index stock or other equity securities, or that it would otherwise be unduly burdensome to do so, it will pay the entire amount due at maturity in cash. Because the conversion value of the least performing index stock will ordinarily be determined prior to the stated maturity date, if the YEELDS are settled with stock at maturity, the effect to holders will be as if the YEELDS matured prior to the stated maturity date. Thus, the value of the shares of the least performing index stock and any other equity securities that you receive at maturity may, as a result of fluctuations in the value of these securities during the period between the valuation date and the stated maturity date, be more or less than the amount you would have received had the YEELDS not been stock-settled. Consequently, it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been stock settlement.

How will I be able to find the conversion values?

You may call Lehman Brothers Inc. at 212-526-0905 to obtain the conversion values and the number of shares of the least performing index stock then having the lowest conversion value from among the index stocks included in the basket and other equity securities included in the calculation of the conversion value, per YEELDS, of the least performing index stock, calculated as if the conversion values and the identity of the least performing index stock were being determined on that date.

Are there any risks associated with my investment?

Yes, the YEELDS will be subject to a number of risks. See “Risk Factors” beginning on page SS-7.

What about taxes?

Investors should consider the tax consequences of investing in the YEELDS. No statutory, judicial or administrative authority directly addresses the characterization of the YEELDS or instruments similar to the YEELDS for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the YEELDS are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the YEELDS and cannot assure you that the Internal Revenue Service will agree with the treatment described in this YEELDS prospectus supplement. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a YEELDS, for all tax purposes, you agree to treat, a YEELDS as a financial contract, rather than as a debt instrument. Lehman Brothers Holdings Inc. intends to report the coupon payments as ordinary income to you. You should consult your own tax advisor concerning alternative characterizations of the YEELDS. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provide tax advice. See “United States Federal Income Tax Consequences” in this YEELDS prospectus supplement.

Who is Lehman Brothers Holdings Inc.?

Lehman Brothers Holdings Inc., an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers Holdings Inc. provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. Lehman Brothers Holdings Inc.’s global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary—Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities Exchange Act of 1934, as amended, at no cost, by writing or telephoning Lehman Brothers Holdings Inc. at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Unless indicated otherwise in the relevant pricing supplement, Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings Inc., will be an agent for the offering and sale of the YEELDS. Lehman Brothers Inc. will also be the calculation agent for purposes of identifying the least performing index stock and determining the amount you receive at maturity and the number of shares of the least performing index stock (and any other equity securities used in the calculation of its conversion value) you receive if there is stock settlement at maturity of the YEELDS. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the YEELDS. See “Risk Factors—Potential conflicts of interest exist because Lehman Brothers Holdings Inc. controls Lehman Brothers Inc., which will act as the calculation agent” and “Description of the YEELDS—Calculation agent.”

After the initial offering of each series of YEELDS, Lehman Brothers Inc. intends to buy and sell the YEELDS to create a secondary market in the YEELDS and may stabilize or maintain the market price of the YEELDS during the initial distribution of the YEELDS. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun.

In what form will the YEELDS be issued?

The YEELDS of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. Except in very limited circumstances, you will not receive a certificate for your YEELDS.

Will the YEELDS be listed on a stock exchange?

The YEELDS may be listed on a stock exchange. If a series of YEELDS is listed on a stock exchange, the relevant pricing supplement will identify the exchange and the trading symbol of the series. You should be aware that that the listing of the YEELDS on a stock exchange will not necessarily ensure that a liquid trading market will be available for the YEELDS.

RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement and the documents incorporated in this document by reference. As described in more detail below, the trading price of the YEELDS may vary considerably before the stated maturity date due, among other things, to fluctuations in the prices of the index stocks and any other equity securities included in the calculation of the conversion values and other events that are difficult to predict and beyond Lehman Brothers Holdings Inc.’s control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the YEELDS in light of your particular circumstances.

The YEELDS will be different from conventional debt securities of Lehman Brothers Holdings Inc. in several ways.

•

The payment you receive at maturity may be less than the principal amount. If, on the valuation date, the conversion value of the least performing index stock is less than the product of the initial value of the least performing index stock and its conversion ratio, Lehman Brothers Holdings Inc. will pay you, in addition to any accrued but unpaid coupon payments, an amount less than the principal amount per YEELDS. Accordingly, you may lose some or all of the principal amount that you invest in the YEELDS. You will not receive any payment at maturity (other than any accrued but unpaid coupon payments) if the conversion value of the least performing index stock is zero.

•

The yield may be lower than the yield on a conventional debt security of comparable maturity. The amount Lehman Brothers Holdings Inc. pays you at maturity may be less than the return you could earn on other investments. Because the amount you receive at maturity may only equal the principal amount, the effective yield to maturity on the YEELDS may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings Inc. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

•

The coupon rate paid on the YEELDS may be significantly less than interest paid on a conventional debt security. Your YEELDS may bear a coupon rate below the prevailing market rate for debt securities of Lehman Brothers Holdings Inc. that are not indexed to common stocks.

Your return on the YEELDS could be less than if you owned the least performing index stock.

•

Your maximum return is limited. The maximum amount that Lehman Brothers Holdings is obligated to pay you per YEELDS at maturity is limited to the equity cap price, plus any accrued but unpaid coupon payments. As a result, your return on the notes could be less than the return obtainable if you had owned one or more of the index stocks included in the basket.

•

Your return will not reflect dividends on any index stocks included in the basket or other equity securities included in the calculation of the conversion values, except under limited circumstances. Your return on the YEELDS will also not reflect the return you would realize if you actually owned the least performing index stock (or any other equity securities included in the calculation of the conversion value of the least performing index stock) and received the dividends paid on that stock. This is because the calculation agent will calculate the amount payable to you by reference to the price of the least performing index stock (and any other equity securities), without taking into consideration the value of dividends paid on those securities (although the index stock closing prices that will be used to identify the least performing index stock upon which the conversion value of the least performing index stock will be based will be adjusted to reflect changes to the dividends paid on the index stocks).

•

Your return may not be adjusted for changes in currency exchange rates. The YEELDS are denominated in U.S. dollars. If an index stock included in the basket is traded in a foreign currency, the amount payable on the stated maturity date may not be adjusted for the currency exchange rates in effect on the stated maturity date. If the amount payable on the stated maturity date is not adjusted for the currency exchange rates in effect on the stated maturity date, any amount in addition to the principal amount of each YEELDS payable to you on the stated maturity date will be based solely upon the percentage increase in the price of the least performing index stock. In addition, changes in exchange rates may reflect changes in various non-U.S. economies, which in turn may adversely affect the prices of the index stocks included in the basket and the value of the YEELDS.

In the case of YEELDS for which stock settlement at maturity is provided, your return on the YEELDS could be less than if there had not been stock settlement.

If the YEELDS are settled with stock at maturity, then because the conversion value of the least performing index stock will ordinarily be determined prior to the maturity date, the effect to holders will be as if the YEELDS matured prior to the stated maturity date. Thus, the value of the shares of least performing index stock and any other equity securities that you receive at maturity may, as a result of fluctuations in the value of these securities during the period between the valuation date and the stated maturity date, be more or less than the amount you would have received had the YEELDS not been stock-settled. Consequently it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been stock settlement. See “Description of the YEELDS—Stock settlement.”

Historical prices of the index stocks should not be taken as indications of the conversion values during the term of the YEELDS.

The trading prices of the least performing index stock and other equity securities that might be included in the calculation of the conversion value of the least performing index stock and any cash included in the calculation of the conversion value of the least performing index stock will determine the amount payable at maturity. You should realize, however, that past performance of an index stock is not necessarily indicative of how such index stock or the YEELDS will perform in the future. Trading prices of index stocks and other equity securities potentially included in the calculation of the amount payable at maturity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the prices of the index stocks and those other equity securities themselves.

The YEELDS may not be actively traded.

The YEELDS of a particular series may not be listed on any securities exchange. Even if they are listed on a securities exchange, there may be little or no secondary market for the YEELDS and even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for each series of YEELDS, but it is not required to do so.

The value of the YEELDS will be affected by numerous factors, some of which are related in complex ways.

The value of the YEELDS in the secondary market will be affected by supply and demand of the YEELDS, the then-current prices of, and correlations among, the index stocks included in the basket and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the YEELDS prior to maturity may be at a discount, which could be substantial, from the price at which the YEELDS are initially sold to the public if the prices of the index stocks included in the basket at that time are less than, equal to, or not sufficiently above their respective initial values or if the correlations among the index stocks included in the basket have decreased over time. You will not participate in the least performing index stock’s appreciation unless the conversion value of the least performing index stock is greater than the product of its initial value and its conversion ratio. A change in a specific factor could have the following impacts on the market value of the YEELDS, assuming all other conditions remain constant.

•

Value. Lehman Brothers Holdings Inc. expects that the market value of the YEELDS will depend substantially on the amount, if any, by which the prices of the index stocks at any given point in time exceed their respective initial values. If you decide to sell your YEELDS when the price of each index stock exceeds its initial value, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on the conversion value of the least performing index stock based on such prices because of expectations that such conversion value will continue to fluctuate until the conversion value of the least performing index stock is determined. If you decide to sell your YEELDS when the price of any index stock is below its initial value, you can expect to receive less than the price at which the YEELDS are initially being sold to the public. Political, economic and other developments that affect the index stocks (and any other equity securities included in the calculation of the conversion values) may also affect the conversion values and, thus, the value of the YEELDS.

•

Correlations among the index stocks included in the basket. Correlation is the term used to describe the relationship between changes in two factors, in this case of the movement in the price of one index stock with respect to another index stock. If the correlations among the movement of prices of the index stocks included in the basket decrease, the trading value of the YEELDS may be adversely affected.

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Interest rates. The trading value of the YEELDS will be affected by changes in interest rates. In general, if U.S. or foreign interest rates increase, the trading value of the YEELDS may be adversely affected.

•

Volatility of the index stocks. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatilities of the index stocks increase or decrease, the trading value of the YEELDS may be adversely affected. Lehman Brothers Holdings Inc. is unable to predict the effect of these events on the future prices or volatilities of the index stocks.

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Volatility of currency exchange rates. If one or more index stocks is denominated in a foreign currency, the exchange rate between the U.S. dollar and the foreign currency or currencies in which such index stocks are denominated is a foreign exchange spot rate that measures the relative values of two currencies: the particular currency in which an index stock is denominated and the U.S. dollar. This exchange rate increases when the U.S. dollar appreciates relative to the particular currency in which an index stock is denominated and decreases when the U.S. dollar depreciates relative to such currency. This exchange rate is expressed as a rate that reflects the amount of the particular currency in which an index stock is denominated that can be purchased for one U.S. dollar. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the exchange rate between the U.S. dollar and the foreign currency in which any index stock is denominated changes, the trading value of the YEELDS may be adversely affected.

•

Correlation between currency exchange rates and the index stock. Correlation is used in this case to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and the foreign currency in which an index stock may be denominated and the percentage changes in the prices of such index stock. If the correlation between the U.S. dollar and the foreign currency in which an index stock is denominated changes, the trading value of the YEELDS may be adversely affected.

•

Merger and acquisition transactions. Any index stock (or any other equity securities included in the calculation of the conversion values) may be affected by mergers and acquisitions, which can contribute to volatility of these securities. Additionally, as a result of a merger or acquisition, an index stock (or any other equity securities included in the calculation of its conversion value) may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the securities they replaced.

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Time remaining to maturity. The value of the YEELDS may be affected by the time remaining to maturity. As the time remaining to the maturity of the YEELDS decreases, this time value may decrease, adversely affecting the trading value of the YEELDS.

•

Dividend yields. If dividend yields on an index stock (or any other equity securities included in the calculation of the conversion values) increase, the value of the YEELDS may be adversely affected because the applicable conversion value does not reflect the value of those payments (although the closing price of any index stock upon which a conversion value will be based will be adjusted to reflect certain changes to the dividends paid on such index stock).

•

Lehman Brothers Holdings Inc.’s credit ratings, financial condition and results. Actual or anticipated changes in Lehman Brothers Holdings Inc.’s credit ratings, financial condition or results may affect the market value of the YEELDS.

•

Economic conditions and earnings performance of an index stock issuer (and any other companies whose securities are included in the calculation of a conversion value). General economic conditions and earnings results of an index stock issuer (and any other companies whose equity securities are included in the calculation of a conversion value) and real or anticipated changes in those conditions or results may affect the market value of the YEELDS.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the YEELDS attributable to another factor, such as an increase in the price of an index stock. In general, assuming all relevant factors are held constant, the effect on the trading value of the YEELDS of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the YEELDS.

The inclusion of commissions and projected profit from hedging in the public offering price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase YEELDS of a particular series in secondary market transactions is likely to be lower than the public offering price of the YEELDS of that series, since the public offering price will include, and secondary market prices are likely to exclude, commissions paid with respect to the YEELDS, as well as the projected profit included in the cost of hedging the obligations of Lehman Brothers Holdings Inc. under the YEELDS. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

Lehman Brothers Holdings Inc. cannot control actions by an index stock issuer (or any other companies whose equity securities are included in the calculation of conversion values).

Actions by an index stock issuer (or any other companies whose equity securities are included in the calculation of a conversion value) may have an adverse effect on the price of such index stock or other equity securities included in the calculation of a conversion value. In addition, these companies are not involved in the offering of the YEELDS and have no obligations with respect to the YEELDS, including any obligation to take Lehman Brothers Holdings Inc.’s or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of the YEELDS and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the YEELDS to be issued. These companies are not involved with the administration, marketing or trading of the YEELDS and have no obligations with respect to the amount to be paid to you at maturity.

If an index stock included in the basket is a security issued by a foreign company, an investment in the YEELDS is subject to risks associated with foreign securities markets.

Investments in securities indexed to the value of non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of foreign companies are traded are not as large as the U.S. securities markets and have substantially less trading volume, which may result in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of foreign companies may be subject to significantly greater risk and price volatility than the U.S. securities markets.

If an index stock included in the basket is a security issued by a foreign company, the time difference between the city where the index stock trades and New York City may create discrepancies in trading prices.

As a result of the time difference between the city where an index stock trades and New York City (where the YEELDS may trade), there may be discrepancies between the price of the index stock and the trading prices of the YEELDS. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the price of such an index stock would remain unchanged for multiple trading days in New York City.

You have no shareholder rights.

Investing in the YEELDS is not equivalent to investing in any index stock (or any other equity securities included in the calculation of a conversion value). As an investor in the YEELDS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any index stock (or any other equity securities included in the calculation of a conversion value) (although the closing price of any index stock upon which the conversion value will be based will be adjusted to reflect certain changes to the dividends paid on such index stock).

Certain activities of Lehman Brothers Holdings Inc. or its affiliates may adversely affect the value of the YEELDS.

Certain affiliates of Lehman Brothers Holdings Inc. may trade index stocks included in the basket and other financial instruments related to such index stocks on a regular basis, for their accounts and for other accounts under their management. These affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the index stocks included in the basket. To the extent that Lehman Brothers Holdings Inc. or one of its affiliates serves as issuer, agent or underwriter for such securities or financial instruments, Lehman Brothers Holdings Inc. or its affiliates’ interests with respect to such products may be adverse to those of the holders of the YEELDS. Any of these trading activities could potentially affect the market prices of the index stocks and, accordingly, could affect the value of the YEELDS and the amount, if any, payable to the holders of the YEELDS at maturity.

Lehman Brothers Holdings Inc. or its affiliates may currently or from time to time engage in business with index stock issuers, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, Lehman Brothers Holdings Inc. or its affiliates may acquire non-public information about index stock issuers, and it will not disclose any such information to you. In addition, one or more of its affiliates may publish research reports or otherwise express views about index stock issuers. Any prospective purchaser of YEELDS should undertake an independent investigation of each index stock issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the YEELDS.

In addition, Lehman Brothers Holdings Inc. or one of its affiliates may serve as issuer, agent or underwriter for additional issuances of YEELDS with returns linked or related to index stock issuers. By introducing competing products into the marketplace in this manner, Lehman Brothers Holdings Inc. or one or more of its affiliates could adversely affect the value of the YEELDS.

On or prior to the trade date, Lehman Brothers Holdings Inc., through its affiliates or others, may hedge some or all of its anticipated exposure in connection with the YEELDS by taking positions in the index stocks, or instruments whose value is derived from index stocks. While Lehman Brothers Holdings Inc. cannot predict an outcome, such hedging activity or other hedging or investment activity could potentially increase the initial values of the index stocks, thereby establishing lower conversion ratios and, accordingly, increasing the risk that the conversion values with respect to such index stocks will be lower than the principal amount of the YEELDS and result in a loss of principal at maturity. From time to time, prior to maturity of the YEELDS, Lehman Brothers Holdings Inc. may pursue a dynamic hedging strategy which may involve taking long or short positions in the index stocks, or instruments whose value is derived from the index stocks. Lehman Brothers Holdings Inc. cannot assure holders of the YEELDS that any of these activities will not have a material impact on the market prices of the index stocks or the value of the YEELDS.

Potential conflicts of interest exist because Lehman Brothers Holdings Inc. controls Lehman Brothers Inc., which will act as the calculation agent.

Lehman Brothers Inc. will act as the calculation agent and will, in such capacity, determine the amount you will receive on the YEELDS, whether adjustments should be made to the conversion values or multipliers and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See “Description of the YEELDS—Payment at maturity,” “—Adjustments to multipliers and to securities included in the calculation of conversion values” and “—Market disruption events.”

Purchases and sales of an index stock (or any other equity securities included in the calculation of a conversion value) by Lehman Brothers Holdings Inc. and its affiliates could affect the prices of such index stock or those other equity securities or the conversion value.

Lehman Brothers Holdings Inc. and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell an index stock or other equity securities or derivative instruments related to an index stock (or any other equity securities included in the calculation of a conversion value) for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings Inc.’s obligations under the YEELDS. These transactions could affect the prices of such index stock or those other equity securities. See “Use of Proceeds and Hedging.”

The tax consequences of an investment in the YEELDS are uncertain.

Investors should consider the tax consequences of investing in the YEELDS. No statutory, judicial or administrative authority directly addresses the characterization of the YEELDS or instruments similar to the YEELDS for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the YEELDS are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the YEELDS and cannot assure you that the Internal Revenue Service will agree with the treatment described in this YEELDS prospectus supplement. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a YEELDS, for all tax purposes, you agree to treat, a YEELDS as a financial contract, rather than as a debt instrument. Lehman Brothers Holdings Inc. intends to report the coupon payments as ordinary income to you. You should consult your own tax advisor concerning alternative characterizations of the YEELDS. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provide tax advice. See “United States Federal Income Tax Consequences” in this YEELDS prospectus supplement.

USE OF PROCEEDS AND HEDGING

All or a portion of the proceeds to be received by Lehman Brothers Holdings Inc. from the sale of a series of YEELDS may be used by Lehman Brothers Holdings Inc. or one or more of its subsidiaries before and immediately following the initial offering of the YEELDS to acquire shares of the index stocks. Lehman Brothers Holdings Inc. or one or more of its subsidiaries may also acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the index stocks to hedge Lehman Brothers Holdings Inc.’s obligations under the YEELDS. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings Inc. See “Use of Proceeds” on page 7 of the base prospectus.

From time to time after the initial offering and before the maturity of the YEELDS, depending on market conditions, including the market prices of the index stocks included in the basket, Lehman Brothers Holdings Inc. expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings Inc. or one or more of its subsidiaries may take long or short positions in those common stocks or other equity securities or in futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to the index stocks or other equity securities. In addition, Lehman Brothers Holdings Inc. or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in YEELDS from time to time and may hold or resell those YEELDS. Lehman Brothers Holdings Inc. or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings Inc. or one or more of its subsidiaries has a long hedge position in an index stocks or other equity securities included in the calculation of a conversion value of a series of the YEELDS, or futures or options contracts or other derivative or synthetic instruments related to an index stocks or other equity securities, Lehman Brothers Holdings Inc. or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the YEELDS or at or about the time of a change in the securities included in the calculation of a conversion value. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings Inc. or one or more of its subsidiaries described above can potentially increase or decrease the prices of the index stocks included in the basket or other equity securities included in the calculation of a conversion value and, accordingly, increase or decrease such conversion value. Although Lehman Brothers Holdings Inc. has no reason to believe that any of those activities will have a material impact on the prices of the index stocks or those other equity securities, these activities could have such an effect.

DESCRIPTION OF THE YEELDS

The following description of the particular terms of the YEELDS supplements the description of the general terms and provisions of the debt securities set forth in the base prospectus and the description of the general terms and provisions of the Medium-Term Notes, Series I set forth in the MTN prospectus supplement.

The pricing supplement for each offering of YEELDS will contain the specific information and terms for that offering. If any information in the relevant pricing supplement is inconsistent with this YEELDS prospectus supplement, the MTN prospectus supplement or the base prospectus, you should rely on the information in the relevant pricing supplement. The relevant pricing supplement may also add, update or change information contained in the base prospectus, the MTN prospectus supplement and this YEELDS prospectus supplement. It is important for you to consider the information contained in the base prospectus, the MTN prospectus supplement, this YEELDS prospectus supplement and the relevant pricing supplement in making your investment decision.

General

The YEELDS are to be issued as a series of debt securities under the senior indenture, which is more fully described in the base prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section “Description of Debt Securities” beginning on page 8 of the base prospectus. The YEELDS are “Senior Debt” as described in the base prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings Inc. may initially issue up to the aggregate principal amount of YEELDS of any series set forth on the cover page of the relevant pricing supplement (or if the pricing supplement indicates that an over-allotment option has been granted, up to that amount plus the amount of the option). Lehman Brothers Holdings Inc. may, without the consent of the holders of the YEELDS of that series, create and issue additional YEELDS ranking equally with the YEELDS of that series and otherwise similar in all respects so that such further YEELDS shall be consolidated and form a single series with the YEELDS. No additional YEELDS of a series can be issued if an event of default has occurred with respect to the YEELDS of that series.

The YEELDS will be issued in denominations specified in the relevant pricing supplement.

Index stocks and index stock issuers

In this YEELDS prospectus supplement, when we refer to index stocks, we mean the common stocks or other equity securities of the issuers specified in the relevant pricing supplement, and when we refer to the index stock issuers, we refer to those issuers.

Payments prior to maturity

The relevant pricing supplement will specify the coupon rate that will apply to the YEELDS, the coupon payment dates and the related record dates. Coupon payments will be calculated based upon the principal amount of the YEELDS and will accrue from and including the original issue date of the YEELDS to but excluding the date the YEELDS mature. If the stated maturity date is postponed due to a market disruption event or otherwise, coupon payments will continue to accrue during the period from the stated maturity date to but excluding the date the YEELDS are paid. Lehman Brothers Holdings Inc. will make coupon payments to the person in whose name a YEELDS is registered at the close of business on the record date indicated in the pricing supplement. Coupon payments on the YEELDS will be calculated on the basis of a 360-day year of twelve 30-day months. If any coupon payment date is not a business day, you will receive payment on the following business day unless that day falls in the next calendar month, in which case payment will be made on the first preceding day which is a business day.

Unless otherwise specified in the relevant pricing supplement, the YEELDS will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings Inc. or of the holder. If the relevant pricing supplement provides for a redemption or feature, the details of such redemption or repurchase feature will be specified in the relevant pricing supplement.

Payment at maturity

The YEELDS will mature on the date specified in the relevant pricing supplement unless postponed because the valuation date is postponed; see “—Conversion value” below. You will be entitled to receive, per YEELDS, in addition to any accrued but unpaid coupon payments, the lesser of:

•	the conversion value of the index stock having the lowest conversion value from among the index stocks included in the basket (the “least performing index stock”); and

•	the equity cap price.

The amount due at maturity may be paid in shares of the least performing index stock, as described below under “—Stock settlement.” The relevant pricing supplement will specify whether Lehman Brothers Holdings Inc. has the option to settle the YEELDS at maturity with shares of the least performing index stock (and any other equity security used in the calculation of its conversion value), whether the holders of the YEELDS have the option of electing stock settlement at maturity or whether stock settlement at maturity is mandatory.

The payment on the stated maturity date may be postponed if the valuation date is postponed, as described below under “—Conversion value”. Unless otherwise specified in the relevant pricing supplement, the valuation date for purposes of the payment on the stated maturity date is the fifth business day prior to the stated maturity date.

The conversion value of the least performing index stock must be greater than the product of the initial value of the least performing index stock and its conversion ratio in order for you to receive any amount above the principal amount per YEELDS and in any event you will not receive more than the equity cap price. The amount you receive at maturity may be less than the price at which the YEELDS are initially being sold to the public. In addition, you may, under certain circumstances, receive less than the amount you would otherwise receive if Lehman Brothers Holdings Inc. pays the amount due at maturity in shares of the least performing index stock, as described below under “—Stock settlement.”

The initial value and conversion ratio with respect to each index stock, as well as, the equity cap price will be specified in the relevant pricing supplement.

Conversion values

Unless otherwise specified in the relevant pricing supplement, the conversion value with respect to an index stock will be the product of the adjusted closing price of such index stock on the valuation date and the conversion ratio specified for such index stock in the relevant pricing supplement. Unless indicated otherwise in the relevant pricing supplement, the conversion value with respect to each index stock will be determined by the calculation agent. Adjustments to the conversion value of an index stock will occur, as described below, if the index stock issuer with respect to such index stock or other issuers whose securities are included in the calculation of the conversion value of such index stock engage in certain transactions and to reflect certain events affecting such securities as described under “—Adjustments to multipliers and to securities included in the calculation of conversion values” below.

The adjusted closing price of an index stock on any scheduled trading day will equal the closing price of such common stock on such scheduled trading day, plus the dividend adjustment amount with respect to such index stock (which may be a positive or negative number or zero) in effect on such scheduled trading day. Unless indicated otherwise in the relevant pricing supplement, the dividend adjustment amount shall initially be zero.

With respect to any index stock, if, during the period from, but excluding, the date of the relevant pricing supplement to and including any scheduled trading day, the sum of cash dividends (other than extraordinary cash dividends, as determined by the calculation agent in its good faith judgment) declared and paid (in each case, as determined by the calculation agent in its sole and absolute discretion) in connection with any ex-dividend dates during that period (“actual aggregate dividends”) is less than the sum of cash dividends that are expected to be declared and paid in connection with each expected ex-dividend date specified in the relevant pricing supplement during the same period (“expected aggregate dividends”), the dividend adjustment amount then in effect with respect to such index stock shall be reduced on such scheduled trading day by an amount equal to the expected aggregate dividends as of such scheduled trading day minus the actual aggregate dividends as of such scheduled trading day. Any such downward adjustment of the dividend adjustment amount may decrease the amount you receive upon maturity. The expected dividends with respect to an index stock on any expected ex-dividend date are subject to adjustment in the event of certain events affecting the shares of common stock of the index stock issuer such as share splits, reverse share splits or reclassifications, as determined by the calculation agent, in its good faith judgment.

With respect to any index stock, if, during the period from, but excluding, the date of the relevant pricing supplement to and including any scheduled trading day, the sum of cash dividends (other than extraordinary cash dividends, as determined by the calculation agent in its good faith judgment) declared and paid (in each case, as determined by the calculation agent in its sole and absolute discretion) in connection with any ex-dividend dates during that period (“actual aggregate dividends”) is greater than the sum of cash dividends that are expected to be declared and paid in connection with each expected ex-dividend date specified in the relevant pricing supplement during the same period (“expected aggregate dividends”), the dividend adjustment amount then in effect with respect to such index stock shall be increased on such scheduled trading day by an amount equal to the expected aggregate dividends as of such scheduled trading day minus the actual aggregate dividends as of such scheduled trading day. Any such upward adjustment of the dividend adjustment amount may increase the amount you receive upon maturity. The expected dividends with respect to an index stock on any expected ex-dividend date are subject to adjustment in the event of certain events affecting the shares of common stock of the index stock issuer such as share splits, reverse share splits or reclassifications, as determined by the calculation agent, in its good faith judgment.

With respect to any index stock, if, during the period from, but excluding, the date of the relevant pricing supplement to and including any scheduled trading day, no actual ex-dividend dates occur, the actual aggregate dividend with respect to such index stock will be zero during that period for purposes of the calculations described in the two preceding paragraphs.

The dividend adjustment amount in effect at any time with respect to an index stock shall be adjusted in the event of certain events affecting the shares of common stock of its index stock issuer, such as share splits, reverse share splits or reclassifications, as determined by the calculation agent, in its good faith judgment.

To the extent any security other than an index stock is a conversion value security and the issuer of such security changes the per share amount of dividends it pays on its shares of common stock, the calculation agent will determine whether or not to calculate the value of such security in a manner comparable to that described in the preceding paragraphs with respect to such index stock.

Unless otherwise specified in the relevant terms supplement, if the calculation agent determines that one or more market disruption events have occurred on the day that would otherwise be the valuation date with respect to the index stocks then included in the basket or any equity security that may be, subject to the determination of the least performing index stock, included as settlement property, or if that day is not a scheduled trading day with respect to any such security, the valuation date will be postponed and the calculation agent will, subject to the following paragraph, determine the conversion values with respect to each index stock on the next scheduled trading day on which no market disruption event occurs. In that case, the conversion values with respect to each index stock will be determined by the calculation agent based on (i) with respect to the equity securities that may be, subject to the determination of the least performing index stock, included in the calculation of the conversion value that have not been subject to a market disruption event, the adjusted closing price of each such security on the postponed valuation date, and (ii) with respect to the equity securities that may be, subject to the determination of the least performing index stock, included in the calculation of the conversion value that have been subject to a market disruption event, the average execution price an affiliate of Lehman Brothers Holdings Inc. receives on the postponed valuation date upon the sale of that security used to hedge Lehman Brothers Holdings Inc.’s obligations under the YEELDS.

However, unless otherwise specified in the relevant pricing supplement, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then that eighth scheduled trading day shall be deemed the valuation date and the calculation agent shall determine the adjusted closing prices of the index stocks or equity securities that may be, subject to the determination of the least performing index stock, included in the calculation of the conversion values based upon its estimate of the price of the index stocks or such securities as of the close of trading on that eighth scheduled trading day. Postponement of the date that would otherwise be the valuation date will cause the payment you receive to be postponed by a number of business days equal to the number of scheduled trading days by which the valuation date is postponed.

The “closing price” of an index stock or any other equity security included as settlement property, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the YEELDS.

The “relevant exchange” for any equity security means the primary U.S. exchange, quotation system, including any bulletin board service, or market on which that security is traded, or in case the security is not listed or quoted in the United States, the primary exchange, quotation system or market for the security.

“Scheduled trading day” means any day on which the relevant exchange is scheduled to be open for trading for its regular trading session.

You may call Lehman Brothers Inc. at 212-526-0905 to obtain the conversion values and the number of shares of the least performing index stock then having the lowest conversion value from among the index stocks included in the basket and other equity securities included in the calculation of the conversion value of the least performing index stock per YEELDS, calculated as if the conversion values and the identity of the least performing index stock were being determined on that date.

Adjustments to multipliers and to securities included in the calculation of conversion values

Unless indicated otherwise in the relevant pricing supplement, adjustments to multipliers and to equity securities included as settlement property will be made by adjusting the multipliers then in effect for the securities, by adding new securities or cash and/or by removing current securities in the circumstances described below. The multiplier for any security included in the calculation of the conversion values of the index securities will represent the number of those securities included in the calculation of the applicable conversion value. The initial multiplier for any index stock will be 1.0, unless otherwise specified in the relevant pricing supplement. For purposes of these adjustments, except as noted below, ADSs are treated like common stock if a comparable adjustment to the foreign shares underlying the ADSs is made pursuant to the terms of the depositary arrangement for the ADSs or if holders of ADSs are entitled to receive property in respect of the underlying foreign share.

•

If a common stock is subject to a stock split or reverse stock split, then once the split has become effective, the multiplier relating to that common stock will be adjusted. The multiplier will be adjusted to equal the product of the number of shares outstanding after the split with respect to each share immediately prior to effectiveness of the split and the prior multiplier.

•

If a common stock is subject to an extraordinary stock dividend or extraordinary stock distribution in common stock that is given equally to all holders of shares, then once the common stock is trading ex-dividend, the multiplier will be increased by the product of the number of shares issued with respect to one share and the prior multiplier.

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If the issuer of a common stock, or if a common stock is an ADS, the foreign issuer of the underlying foreign share, is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the common stock will continue to be included in the calculation of the applicable conversion value so long as the relevant exchange is reporting a market price for the common stock. If a market price, including a price on a bulletin board service, is no longer available for a common stock or other equity security included in the calculation of the applicable conversion value, then the value of that common stock or other equity security will equal zero for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the applicable conversion value to compensate for the deletion of that common stock or other equity security.

•

If the issuer of a common stock, or if a common stock is an ADS, the foreign issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of such common stock (the “former common stock”) are entitled to receive cash, securities, other property or a combination of those in exchange for the former common stock, then the following will be included in the calculation of the applicable conversion value as “settlement property”:

(i) If the combined value of (1) cash, (2) equity securities that are not traded or listed on an exchange, quotation system or market and (3) non-equity securities or other property (other than cash or equity securities), in each case as determined by the calculation agent in its sole discretion as of the time the holders of the former common stock are entitled to receive such consideration, is less than 25% of the closing price of the former common stock on the scheduled trading day immediately prior to the effective date of such merger or consolidation, on or after the closing date of the merger or consolidation:

• To the extent cash is received, the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, an amount of cash equal to the product of (a) the cash consideration per share of former common stock and (b) the multiplier for the former common stock, each determined as of the time the holders of the former common stock are entitled to receive the cash consideration, plus accrued interest. Interest will accrue beginning on the first London business day after the day on which holders of the former common stock receive the cash consideration until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

• To the extent that equity securities that are traded or listed on an exchange, quotation system or market are received, once the exchange for the new securities has become effective, the former common stock will be removed from the calculation of the applicable conversion value and the settlement property will include a number of shares of the new securities equal to the multiplier for the new securities. The initial multiplier for the new securities will equal the product of the last value of the multiplier of the original underlying common stock and the number of securities of the new security exchanged with respect to one share of the original common stock.

•  To the extent that equity securities that are not traded or listed on an exchange, quotation system or market or non-equity securities or other property (other than cash) is received, the calculation agent will determine the fair market value of the securities or other property received per share of common stock and the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, an amount of cash equal to the product of (a) such fair market value per share of common stock and (b) the multiplier for the common stock, each determined as of the time the holders of the common stock are entitled to receive the securities or other property. The applicable conversion value will also include accrued interest on that amount. Interest will accrue beginning on the first London business day after the day that an affiliate of Lehman Brothers Holdings Inc. sells the securities or other property used to hedge Lehman Brothers Holdings Inc.’s obligations under the YEELDS until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

(ii) If the combined value of (1) cash, (2) equity securities that are not traded or listed on an exchange, quotation system or market and (3) non-equity securities or other property (other than cash or equity securities), in each case as determined by the calculation agent in its sole discretion as of the time the holders of the common stock are entitled to receive such consideration, is equal to or exceeds 25% of the closing price of the common stock on the scheduled trading day immediately prior to the effective date of such merger or consolidation, on or after the closing date of the merger or consolidation the calculation agent will remove the former common stock from the calculation of the applicable conversion value and the settlement property will include a number of shares of an Alternative Stock equal to the multiplier for the Alternative Stock. The initial multiplier for the Alternative Stock will equal the product of the last value of the multiplier of the original common stock and the number of securities of the Alternative Stock with a value on the effective date of such merger or consolidation, as determined by the calculation agent in its sole discretion, equal to the value of the consideration to which a holder of one share of the former common stock immediately prior to the occurrence of the merger or consolidation would be entitled upon consummation of the merger or consolidation, and the shares of the Alternative Stock will be deemed to be shares of common stock, and the issuer thereof will be deemed the index stock issuer, and, if necessary, the calculation agent will adjust any other relevant provisions of the YEELDS, including but not limited to adjustment(s) to account solely for changes in volatility, expected dividends, stock loan or liquidity relevant to the Alternative Stock. The “Alternative Stock” will be the common stock of the company with a Price Volatility on the Measurement Date (each as defined below) that is nearest (whether higher or lower) to the Price Volatility of the former common stock, as selected by the calculation agent from a group of five stocks then included in the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion). The stocks from which the Alternative Stock is selected will be the five stocks with the largest market capitalization among the stocks then included in the S&P 500 Index (or such successor index) with the same primary Industry Standard Industrial Classification Code “SIC Code” as the former common stock; provided that, if there are fewer than five stocks with the same primary Industry SIC Code, the calculation agent will identify additional stocks then included in the S&P 500 Index (or such successor index), from the following categories, selecting stocks, as required, in each succeeding category in descending order of market capitalization, beginning with the stock in each category with the largest capitalization: first, stocks with the same primary Industry Group as the former common stock; second, stocks with the same primary Major Group classification as the former common stock; and third, stocks with the same primary Division classification as the former common stock; provided further, however, that none of the five stocks from which the Alternative Stock will be selected will be a stock that is subject to a trading restriction under the trading restriction policies of Lehman Brothers Holdings Inc. or any of its affiliates that would limit the ability of Lehman Brothers Holdings Inc. or any of its affiliates to hedge the YEELDS with respect to such stock (a “Hedging Restriction”). Industry, Industry Group, Major Group and Division have the meanings assigned by the Office of Management and Budget Classification (OMB), or any successor federal agency responsible for assigning SIC Codes. If the SIC Code system of classification is altered or abandoned, or if the classification of the former common stock under the SIC Code System cannot be determined, the calculation agent may select an alternative classification system and implement similar procedures. “Price Volatility” means the average historical price volatility for the period of 100 scheduled trading days ending on the scheduled trading day immediately prior to the first public announcement of the relevant merger or consolidation (the “Measurement Date”) as such average historical price volatility for such stock is displayed on Bloomberg screen Equity HVG (using the settings N = 100 and Market: T) (or any successor thereto); provided, however, that if the Price Volatility of any stock identified in this sub-paragraph is not then displayed on Bloomberg, then the calculation agent, in its sole discretion, will determine the applicable Price Volatility.

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If all of the shares of a common stock are converted into or exchanged for the same or a different number of shares of any class or classes of equity securities other than that common stock included in the calculation of the applicable conversion value, whether by capital reorganization, recapitalization or reclassification, then, once the conversion has become effective, the former common stock will be removed from the calculation of the applicable conversion value and the settlement property will include a number of shares of the new equity securities equal to the multiplier for the new securities. The multiplier for each new equity security added to the settlement property will equal the product of the last value of the multiplier of the original common stock and the number of shares of the new equity security issued with respect to one share of the original common stock.

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If the issuer of a common stock, or if a common stock is an ADS, the issuer of the underlying foreign share, issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, quotation system or market of an issuer other than itself, then the settlement property will include a number of shares of the new common stock or other equity security equal to the multiplier for the new common stock or other equity security. The multiplier for the new common stock or other equity security will equal the product of the last value of the multiplier with respect to the original common stock and the number of shares of the new common stock or other equity security issued with respect to one share of the original common stock.

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If an ADS is no longer listed or admitted to trading on a United States securities exchange registered under the Securities Exchange Act of 1934 or is no longer a security quoted on the Nasdaq Stock Market, then the ADS will be removed from the calculation of the applicable conversion value, the foreign share underlying the ADS will be deemed to be a new common stock and the settlement property will include a number of shares of the new common stock equal to the multiplier for the new common stock. The initial multiplier for that new underlying common stock will equal the last value of the multiplier for the ADS multiplied by the number of underlying foreign shares represented by a single ADS.

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If a common stock is subject to an extraordinary dividend or an extraordinary distribution (including upon liquidation or dissolution) of cash, equity securities that are not traded or listed on an exchange, quotation system or market, non-equity securities or other property of any kind which is received equally by all holders of its common stock, then the following will be included in the calculation of the applicable conversion value as “settlement property”:

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To the extent cash is entitled to be received, the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, on each day after the time that the common stock trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received per share of common stock multiplied by the multiplier for the common stock on such day, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received; provided, however, that when the cash consideration is received, the preceding adjustment shall be eliminated and the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, an amount of cash equal to the product of (a) the cash consideration per share of common stock and (b) the multiplier for the common stock, each determined as of the time the holders of the common stock are entitled to receive the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders of the common stock receive the cash consideration until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

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To the extent that equity securities that are not traded or listed on an exchange, quotation system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received per share of common stock and the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, an amount of cash equal to the product of (a) such fair market value per share of common stock and (b) the multiplier for the common stock, each determined as of the time the holders of the common stock are entitled to receive the securities or other property. The settlement property will also include accrued interest on that amount. Interest will accrue beginning on the first London business day after the day that an affiliate of Lehman Brothers Holdings Inc. sells the securities or other property used to hedge Lehman Brothers Holdings Inc.’s obligations under the YEELDS until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

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If similar corporate events occur with respect to the issuer of an equity security other than common stock that is included in the calculation of the applicable conversion value, adjustments similar to the above will be made for that equity security. In addition, if any other corporate events occur with respect to the issuer or a common stock or other equity security included in the calculation of the applicable conversion value, adjustments will be made to reflect the economic substance of those events.

Unless otherwise specified in the relevant pricing supplement, the payment of an ordinary cash dividend from current income or retained earnings will not result in an adjustment to the multiplier or entitle you to any cash payments.

Unless otherwise specified in the relevant pricing supplement, no adjustments of any multiplier will be required unless the adjustment would require a change of at least 0.1% (.001) in the multiplier then in effect. The multiplier resulting from any of the adjustments specified above will be rounded at the calculation agent’s discretion.

Market disruption events

Unless indicated otherwise in the relevant pricing supplement, a market disruption event with respect to any common stock (including any index stock or other security included in settlement property) will occur on any day if the calculation agent determines that any of the following events has occurred:

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A material suspension of or limitation imposed on trading relating to that equity security by the relevant exchange for such security, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise. If applicable, limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, quotation system or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B may be considered material.

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A material suspension of or limitation imposed on trading in futures or options contracts relating to such common stock by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise.

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Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, that common stock on the relevant exchange, or in the case of a common stock not listed or quoted in the United States, on the primary exchange, quotation system or market for such common stock, at any time during the one hour period that ends at the close of trading on such day.

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Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to that common stock on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one hour period that ends at the close of trading on such day.

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The closure of the relevant exchange for that common stock or the primary exchange or quotation system on which futures or options contracts relating to that common stock are traded prior to its scheduled closing time unless the earlier closing time is announced by the exchanges or quotation system at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the exchanges or quotation system and (2) the submission deadline for orders to be entered into the exchanges or quotation system for execution at the close of trading on such day.

For purposes of determining whether a market disruption event has occurred, “close of trading” means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the YEELDS.

Events have occurred in the past that would constitute market disruption events. The existence or non-existence of such circumstances in the past, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future and Lehman Brothers Holdings Inc. cannot predict the likelihood of a market disruption event in the future.

Stock settlement

The relevant pricing supplement will specify whether Lehman Brothers Holdings Inc. has the option to settle the YEELDS at maturity with shares of the least performing index stock (and any other equity security used in the calculation of its conversion value), whether the holders of the YEELDS have the option of electing stock settlement at maturity or whether stock settlement at maturity is mandatory. Unless otherwise specified in the relevant pricing supplement, if and to the extent stock settlement is available Lehman Brothers Holdings Inc. will pay the amount due at maturity, subject to the following paragraph, by delivering to you a number of shares of the least performing index stock having a value on the valuation date that is equal to the lesser of (a) the conversion value of the least performing index stock and (b) the equity cap price.

Upon the occurrence of certain events, or if the index stock issuer of the least performing index stock is involved in certain transactions, the number of shares of the least performing index stock to be delivered may be adjusted and Lehman Brothers Holdings Inc. may, at its option, deliver, in lieu of or in addition to the least performing index stock, cash and any other equity securities used in the calculation of the conversion value of the least performing index stock, all as described above under “Description of the YEELDS—Adjustments to multipliers and to securities included in the calculation of conversion values”.

If the calculations above result in fractional shares, Lehman Brothers Holdings Inc. will pay cash to you in an amount equal to the value on the valuation date of the fractional shares based upon the closing price of the least performing index stock or such other equity securities.

If stock settlement at maturity is available and Lehman Brothers Holdings Inc. elects such stock settlement option, Lehman Brothers Holdings Inc. will provide the trustee with not less than three business days’ prior written notice of such election.

If Lehman Brothers Holdings Inc. determines that it is prohibited from delivering shares of the least performing index stock or other equity securities, or that it would otherwise be unduly burdensome to do so, it will pay the entire amount due at maturity in cash.

Because the conversion values will ordinarily be determined prior to the stated maturity date, if the YEELDS are settled with stock at maturity, the effect to holders will be as if the YEELDS matured prior to the stated maturity date. Thus, the value of the shares of the least performing index stock and any other equity securities and cash that you receive at maturity may be more or less than the amount you would have received had the YEELDS not been stock-settled as a result of fluctuations in the value of these securities during the period between the valuation date and the stated maturity date. Consequently, it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been stock settlement.

Unless the stock settlement option is specified in the relevant pricing supplement and such option is exercised by the relevant party, Lehman Brothers Holdings Inc. will pay the amount due at maturity in cash.

Hypothetical returns

The relevant pricing supplement will include a table that will illustrate hypothetical rates of return on an investment in the YEELDS described in the pricing supplement, calculated for a range of hypothetical conversion values of the least performing index stock, in each case assuming that the investment is held from the date on which the YEELDS are first issued until the stated maturity date.

Any table setting forth hypothetical rates of return will be provided for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rates of return will depend entirely on the actual conversion value of the least performing index stock determined by the calculation agent. In particular, the actual conversion value of the least performing index stock could be lower or higher than those reflected in the table.

You should compare the features of a series of YEELDS to other available investments before deciding to purchase the YEELDS. Due to the uncertainty as to whether the conversion value of the least performing index stock at maturity will be greater than the principal amount, the return on investment with respect to the YEELDS may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings Inc. or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the YEELDS in light of your particular circumstances.

Calculation agent

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings Inc., will act as initial calculation agent for each series of YEELDS. Pursuant to the calculation agency agreement, Lehman Brothers Holdings Inc. may appoint a different calculation agent from time to time after the date of this YEELDS prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive. In addition, the calculation agent will make all determinations regarding conversion values, multipliers, market disruption events, valuation dates, the closing prices of the index stock, the adjusted closing prices of the index stocks, the identity of the least performing index stock and the number of shares of common stock (and any other equity securities included as settlement property) you receive at maturity, if the YEELDS are stock-settled. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings Inc. and you. The calculation agent will have no liability for its determinations, except as specified in the calculation agency agreement.

Lehman Brothers Holdings Inc. or its affiliates, including Lehman Brothers Inc., may from time to time engage in business with the index stock issuers or the issuers of other equity securities included in the calculation of the conversion values or, in the case of ADSs, the underlying foreign shares, or with persons seeking to acquire the index stock issuers or these other issuers. The services provided may include advisory services to the issuers or other persons, including merger and acquisition advisory services. In the course of its business, Lehman Brothers Holdings Inc. or its affiliates, including Lehman Brothers Inc., may acquire non-public information with respect to the index stock issuers or these other issuers. In addition, one or more affiliates of Lehman Brothers Holdings Inc. may publish research reports with respect to the index stock issuers or these other issuers. The actions may directly adversely affect the market prices of the index stocks or the other equity securities.

Events of default and acceleration

If an event of default with respect to any series of YEELDS has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per YEELDS, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date and the date that is a number of business days equal to the determination period specified in the relevant pricing supplement before that date was the valuation date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings Inc., the claims of the holder of a YEELDS may be limited, under Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was the stated maturity date and the date that is a number of business days equal to the determination period specified in the relevant pricing supplement before that date was the valuation date. In any such case where the relevant pricing supplement provides for the stock settlement option, Lehman Brothers Holdings Inc. will be deemed to have elected to pay in cash and not in shares of the least performing index stock (or shares of any other equity securities used in the calculation of the conversion value of the least performing index stock). See “Description of Debt Securities—Defaults” beginning on page 13 of the base prospectus.

INDEX STOCK INFORMATION

Information about the index stock issuers

Lehman Brothers Holdings Inc. will provide in the relevant pricing supplement summary information regarding the business of the index stock issuers based on publicly available documents. In addition, information regarding an index stock issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

In connection with any offering of YEELDS, neither Lehman Brothers Holdings Inc. nor any of its affiliates will have participated in the preparation of such documents or made any due diligence inquiry with respect to any index stock issuer. Neither Lehman Brothers Holdings Inc. nor any of its affiliates makes any representation that such publicly available documents are, or any other publicly available information regarding an index stock issuer is, accurate or complete. Furthermore, Lehman Brothers Holdings Inc. and its affiliates cannot give any assurance that all events occurring prior to the date a series of YEELDS is offered (including events that would affect the accuracy or completeness of the publicly available documents) that would affect the trading prices of the index stocks have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any index stock issuers could affect the value received at maturity with respect to the YEELDS and therefore the trading prices of the YEELDS.

Neither Lehman Brothers Holdings Inc. nor any of its affiliates makes any representation to you as to the performance of any index stock issuer.

Lehman Brothers Holdings Inc. and/or its affiliates may presently or from time to time engage in business with any index stock issuer, including extending loans to, entering into loans with, or making equity investments in, an issuer or providing advisory services to the issuer, including merger and acquisition advisory services.

In the course of such business, Lehman Brothers Holdings Inc. and/or its affiliates may acquire non-public information with respect to an index stock issuer, and neither Lehman Brothers Holdings Inc. nor any of its affiliates undertakes to disclose any such information to you. In addition, one or more of Lehman Brothers Holdings Inc.’s affiliates may publish research reports with respect to an index stock issuer, and these reports may or may not recommend that investors buy or hold the common stock of an index stock issuer. As an investor in a YEELDS, you should undertake an independent investigation of the index stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the YEELDS.

Historical trading price information

Lehman Brothers Holdings will provide historical price information on the index stocks in the relevant pricing supplement. The historical prices of common stocks are not necessarily indicative of future performance. Lehman Brothers Holdings Inc. cannot assure you that the prices of each index stock will increase sufficiently for you to receive an amount in excess of the principal amount of your YEELDS at maturity.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the YEELDS as of the date of this YEELDS prospectus supplement. If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this YEELDS prospectus supplement you should rely on the information in this YEELDS prospectus supplement. If any information in the relevant pricing supplement is inconsistent with this YEELDS prospectus supplement, you should rely on the information in the relevant pricing supplement. The relevant pricing supplement may also add, update or change information contained in this YEELDS prospectus supplement.

Except where noted, this summary deals only with a YEELDS held as a capital asset by a United States holder (as defined below) who purchases the YEELDS on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

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tax consequences to holders of YEELDS who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding YEELDS as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of YEELDS whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our YEELDS, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our YEELDS, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this YEELDS prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the YEELDS are not clear. If you are considering the purchase of YEELDS, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the YEELDS in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

General

No statutory, judicial or administrative authority directly addresses the characterization of the YEELDS or instruments similar to the YEELDS for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the YEELDS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the YEELDS and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a YEELDS, for all tax purposes, you agree to treat, a YEELDS as a financial contract, rather than as a debt instrument. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a YEELDS is acquired. You should consult your own tax advisor concerning alternative characterizations of the YEELDS. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of YEELDS.

For purposes of this discussion, a United States holder is a beneficial owner of a YEELDS that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of YEELDS that is not a United States holder.

Coupon payments

There is no direct authority addressing the treatment of the coupon payments under current law, and such treatment is unclear. Such coupon payments will not constitute interest income for United States federal income tax purposes, but may in whole or in part constitute other periodic income payments to you when received or accrued, in accordance with your regular method of tax accounting. To the extent Lehman Brothers Holdings Inc. is required to file information returns with respect to the coupon payments, it intends to report such payments as ordinary income to you. You should consult your own tax advisor concerning the treatment of the coupon payments, including the possibility that any such payment may be treated in whole or in part for United States federal income tax purposes as interest, a payment analogous to an option premium, a purchase price adjustment or rebate rather than being includible in income as other periodic income on a current basis. The treatment of the coupon payments could affect your tax basis in the YEELDS or your amount realized upon the sale, exchange or other disposition of the YEELDS or upon settlement or maturity of the YEELDS. See “—Sale, exchange or other disposition, or cash settlement upon maturity.”

Sale, exchange or other disposition, or cash settlement upon maturity

Upon the receipt of cash on the stated maturity date of the YEELDS in connection with a cash settlement at maturity, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received (other than amounts representing accrued and unpaid coupon payments) differs from your tax basis in the YEELDS. Your tax basis in a YEELDS generally will equal the amount you paid to acquire the YEELDS. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if you have held the YEELDS for more than one year as of the stated maturity date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Coupon payments, if any, received by you, but not includible in your income, should reduce your tax basis in the YEELDS. See “—Coupon payments.”

Upon a sale, exchange or other disposition of a YEELDS prior to the stated maturity date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the YEELDS. Any such gain or loss will be treated as capital gain or loss. If you have held the YEELDS for more than one year as of the date of such sale, exchange or other disposition, any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether any index stock issuer would be treated as a “passive foreign investment company” (a “PFIC”), within the meaning of Section 1297 of the Code. In the event that one or more of the index stock issuers were treated as a PFIC, certain adverse United States federal income tax consequences might apply. You should refer to information filed with the SEC by the index stock issuers and consult your tax advisor regarding the possible consequences to you if one or more of the index stock issuer is or becomes a PFIC.

Physical settlement upon maturity

In the event that a YEELDS is settled in shares of the least performing index stock on the stated maturity date, although the matter is not free from doubt, Lehman Brothers Holdings Inc. intends to take the position that you will not recognize gain or loss on the receipt of shares of the least performing index stock. However, you will be required to recognize gain or loss with respect to any cash received in lieu of fractional shares of the least performing index stock. The amount of that gain or loss will be equal to the difference, if any, between the amount of cash received and the portion of your tax basis in the YEELDS that is allocable to those fractional shares of the least performing index stock. Any such gain or loss will be treated as short-term capital gain or loss. You will have a tax basis in the shares of the least performing index stock equal to your tax basis in your YEELDS (less the portion of such tax basis that is allocable to any fractional shares of the least performing index stock), and your holding period for the index stock will begin on the day immediately following the day you acquire such least performing index stock.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the YEELDS, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the YEELDS as debt, in particular because the YEELDS in form are debt instruments. For YEELDS with maturities of one year or less, the Internal Revenue Service could seek to apply the rules governing short-term debt obligations. In such a case, holders may be required to accrue income in advance of the receipt of cash and treat any gain realized on the sale, exchange or maturity of the YEELDS as ordinary income. Any loss realized upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. For YEELDS with maturities of more than one year, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, notwithstanding the coupon payments actually made, and generally would characterize gain and, to some extent, loss as ordinary rather than capital. Additionally, the Internal Revenue Service could assert that the selection and substitution of a successor index stock in the case of certain reorganization events results in a taxable exchange of the YEELDS at the time of such selection and substitution, which could affect your holding period and the timing, amount and character of income recognized with respect to the YEELDS. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Recent Tax Law Developments.

On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the YEELDS should be required to accrue income on a current basis over the term of the YEELDS, regardless of whether any payments are made with respect to the YEELDS prior to the stated maturity date. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the YEELDS, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the YEELDS. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the YEELDS for United States federal income tax purposes in accordance with the treatment described in this YEELDS prospectus supplement.

Non-United States holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of YEELDS. We will not attempt to ascertain whether any index stock would be treated as a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If one or more index stocks were so treated, certain adverse United States federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC by the index stock issuers and consult your tax advisor regarding the possible consequences to you, if any, if an index stock issuer is or becomes a United States real property holding corporation.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a YEELDS for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange or other disposition of the YEELDS or on payments received with respect to the YEELDS on the stated maturity date. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Lehman Brothers Holdings Inc. will generally withhold tax at a 30% rate on coupon payments paid on the YEELDS unless such rate is reduced or eliminated by an “other income” or similar provision of an applicable United States income tax treaty, provided the relevant certification requirements are satisfied. However, coupon payments that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your United States permanent establishment, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

Based on the treatment of the YEELDS as financial contracts, you should not be subject to United States federal withholding tax on payments upon any sale, exchange or other disposition of the YEELDS or on payments (other than coupon payments) received on the stated maturity date in respect of the YEELDS.

As discussed above, alternative characterizations of a YEELDS for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax on the sale, exchange or other disposition of a YEELDS. You should consult your own tax advisor regarding the United States federal income tax consequences of an investment in the YEELDS.

United States federal income tax

Based on the treatment of the YEELDS as financial contracts, any gain realized upon the sale, exchange or other disposition of the YEELDS or on payments (other than amounts representing accrued and unpaid coupon payments) received on the stated maturity date in respect of a YEELDS generally will not be subject to United States federal income tax unless (i) the gain is effectively connected with a trade or business in the United States of a non-United States holder or (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or in which the stated maturity date occurs, and certain other conditions are met.

United States federal estate tax

If you are an individual non-United States holder of YEELDS, YEELDS held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of YEELDS, information reporting requirements will generally apply to all payments (including coupon payments) received by you or upon the sale, exchange or other disposition of a YEELDS, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of YEELDS, Lehman Brothers Holdings Inc. generally must report annually to the Internal Revenue Service and to you the amount of all payments paid to you (including coupon payments) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings Inc. makes to you provided that Lehman Brothers Holdings Inc. does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a YEELDS made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

BOOK-ENTRY ISSUANCE

The YEELDS of each series will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. See “Book-Entry Procedures and Settlement” on page 38 of the base prospectus.

The trustee for the YEELDS will wire payments on the YEELDS to DTC’s nominee. Lehman Brothers Holdings Inc. and the trustee will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings Inc., the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. Any redemption notices will be sent by Lehman Brothers Holdings Inc. directly to DTC, who will in turn inform the direct participants or the indirect participants, who will then contact you as a beneficial holder. If less than all of the YEELDS are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

It is DTC’s current practice, upon receipt of any coupon payments, distributions or liquidation amount, to proportionally credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of YEELDS based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Lehman Brothers Holdings Inc.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each series of YEELDS to be issued, Lehman Brothers Holdings Inc. will agree to sell to the agents identified in the relevant pricing supplement (which may include Lehman Brothers Inc.), as principals, and the agents will agree, severally, to purchase from Lehman Brothers Holdings Inc., the principal amount of the YEELDS specified, at the price specified in the relevant pricing supplement. The agents will be committed to take and pay for all of the YEELDS they agree to purchase, if any are taken.

The agents will offer each series of YEELDS initially at a public offering price equal to the issue price set forth in the relevant pricing supplement and may offer the YEELDS to certain dealers at such price less a concession not in excess of a percentage of the principal amount of the YEELDS specified in the relevant pricing supplement. The agents may allow, and any such dealers may reallow, a discount not in excess of a percentage of the principal amount of the YEELDS specified in the relevant pricing supplement on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the agents.

Each series of YEELDS will be a new issue of securities with no established trading market. Lehman Brothers Holdings Inc. has been advised by Lehman Brothers Inc., as lead agent, that the agents intend to make a market in the YEELDS, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given that a liquid trading market for the YEELDS will develop or be maintained. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the MTN prospectus supplement and base prospectus.

Lehman Brothers Holdings Inc. or an affiliate may enter into swap agreements or related hedge transactions with one of Lehman Brothers Holdings Inc.’s other affiliates or unaffiliated counterparties in connection with the sale of any series of the YEELDS and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

Lehman Brothers Holdings Inc. will agree to indemnify the agents against some liabilities, including liabilities under the Securities Act of 1933, as amended, as described in the MTN prospectus supplement and base prospectus.

This YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement in electronic format may be made available on the Internet sites or through other online services maintained by Lehman Brothers Holdings Inc. and/or the agents and/or selling group members participating in any offering of YEELDS, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular agent or selling group member, prospective investors may be allowed to place orders online. The agent may agree with Lehman Brothers Holdings Inc. to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the agent on the same basis as other allocations.

Other than this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement in electronic format, the information on Lehman Brothers Holdings Inc.’s or any agent’s or any selling group member’s web site and any information contained in any other web site maintained by any agent or selling group member is not part of this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement or the registration statement of which they form a part, has not been approved and/or endorsed by Lehman Brothers Holdings Inc. or any underwriter or selling group member in its capacity as an agent or selling group member, except, in each case, with respect to the website maintained by it, and should not be relied upon by investors.